UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HEALTH INSURANCE INNOVATIONS, INC.
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15438 North Florida Ave, Suite 201
Tampa, Florida 33613
April 18, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Health Insurance Innovations, Inc. (the “Annual Meeting”), which will be held on Tuesday, May 14, 2019, beginning at 12:00 p.m, Eastern Time. The meeting will be held at Foley & Lardner LLP, Gasparilla/Ybor Room, 100 North Tampa St., Suite 2700, Tampa, Florida 33602. The purpose of the Annual Meeting is to consider and vote upon the business described in the accompanying notice of Annual Meeting of Stockholders and the proxy statement.
A formal notice describing the business to come before the Annual Meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2018 Annual Report to Stockholders for your review, which includes a copy of our Annual Report on Form 10-K and contains detailed information concerning our financial performance and activities during 2018.
It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gavin D. Southwell
President and Chief Executive Officer

15438 North Florida Ave, Suite 201
Tampa, Florida 33613

 NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2019

The 2019 Annual Meeting of Stockholders of Health Insurance Innovations, Inc. (the “Annual Meeting”) will be held on Tuesday, May 14, 2019, beginning at 12:00 p.m, Eastern Time. The meeting will be held at Foley & Lardner LLP, Gasparilla/Ybor Room, 100 North Tampa St., Suite 2700, Tampa, Florida 33602, for the following purposes:

1.
to elect as directors the eight nominees named in the accompanying proxy statement to hold office until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. approval of, on an advisory basis, Named Executive Officer compensation;
3. recommendation, on an advisory basis, of the frequency of future advisory votes on Named Executive Officer compensation;

4.	to consider and act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.
We are not currently aware of any other business to be brought before the Annual Meeting. The Annual Meeting will not be accessible by any means of remote communication. Stockholders of record at the close of business on April 12, 2019 are entitled to notice of the Annual Meeting and are entitled to vote at the Annual Meeting in person or by proxy. Only stockholders or their proxy holders are invited to attend the Annual Meeting.

By Order of the Board of Directors

Michael D. Hershberger
Chief Financial Officer, Treasurer, and Secretary
April 18, 2019

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

You have received this proxy statement and the accompanying notice of Annual Meeting and proxy card as a stockholder of Health Insurance Innovations, Inc. in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Health Insurance Innovation’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournments or postponements thereof.
Unless the context requires otherwise, references in this proxy statement to “Health Insurance Innovations,” “HIIQ,” the “Company,” “we,” “us,” or “our” refer to Health Insurance Innovations, Inc. and its consolidated subsidiaries, and references to “common stock” refer collectively to our Class A common stock, $0.001 par value, and Class B common stock, $0.001 par value, together as a single class.
Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 18, 2019.
INFORMATION ABOUT THE 2019 ANNUAL MEETING AND VOTING

Time and Place	May 14, 2019 12:00 p.m., Eastern Time Foley & Lardner LLP Gasparilla/Ybor Room 100 North Tampa St., Suite 2700 Tampa, Florida 33602

Items to be Voted Upon at the Meeting
You are being asked to:

1. elect eight nominees specified under “Proposal 1: Election of Directors” to hold office until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. approve, on an advisory basis, Named Executive Officer compensation;

3. recommend, on an advisory basis, the frequency of future advisory votes on the compensation of the Named Executive Officers; and

4. consider and act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

Who May Vote
You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, April 12, 2019 (the “Record Date”). Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on the election of directors and on all other matters presented to stockholders for their vote or approval, except as otherwise required by law. As of the Record Date, there were 11,532,687 shares of the Company’s Class A common stock outstanding and 2,461,667 shares of the Company’s Class B common stock outstanding. As of the Record Date, all of our Class B common stock is held by entities that are beneficially owned by Michael W. Kosloske, a director for the Company through the date of the Annual Meeting. Mr. Kosloske beneficially owned 18.4% of our outstanding common stock on a combined basis as of the Record Date.

How to Vote
You may vote in person or by proxy at the Annual Meeting. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting. If you hold shares in “street name” (that is, through a bank, broker, or other nominee) and would like to attend the Annual Meeting, you will need to bring the following items to the Annual Meeting: (1) an account statement or other acceptable evidence of ownership of our common stock as of the close of business on the Record Date and (2) a legal proxy obtained from your bank, broker, or other nominee.

Voting Shares Held in the Name of a Bank, Broker, or other Nominee
If your shares are held in “street name” through a bank, broker, or other nominee, the record holder should have given you instructions regarding how to direct the record holder to vote your shares. It will be the record holder’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card or other instructions in the envelope provided by the record holder.

Voting your shares in this manner will not affect your right to vote in person if you decide to attend the Annual Meeting; however, you must first request a legal proxy from the record holder.

Banks, brokers, and other nominees generally may vote on matters that are considered “routine” under applicable rules, but may not vote on “non-routine” matters unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at the Annual Meeting and the record holder does not receive instructions from you on how to vote on that matter, the record holder will return the proxy card to us, indicating the record holder does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote.”

If you do not provide directions to your record holder as to how you want your shares voted, the record holder will not have the authority to vote on Proposals 1, 2, and 3 because these proposals are considered non-routine under applicable rules.

Proxy Card
If you complete, sign, date, and return your proxy card before the Annual Meeting, we will vote your shares as you direct. For Proposal 1, you may (1) vote for all of the nominees, (2) withhold your vote for all the nominees, or (3) vote for all of the nominees except those you designate. For Proposal 2, you may vote for or against the proposal, or abstain from voting. An abstention will not be counted as either a vote cast for or against Proposal 2. For Proposal 3, you may vote to recommend whether the vote to approve the compensation of the Named Executive Officers should be held every one, two or three years, or abstain from voting. An abstention will have no effect on Proposal 3.

If you properly execute and return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

1. “FOR” the election of all eight nominees for director identified on pages 9 through 11 (Proposal 1);

2. "FOR" the approval of, on an advisory basis, Named Executive Officer compensation (Proposal 2);

3. "ONE YEAR" with respect to the recommendation of, on an advisory basis, the frequency of future advisory votes on the compensation of the Named Executive Officers (Proposal 3)

 4. in our discretion as to other business that properly comes before the Annual Meeting or at any adjournments or postponements thereof.

Changing Your Vote
If you are a registered stockholder (meaning a stockholder who holds share certificates issued in his or her name and therefore appears on our share register), you can revoke your proxy at any time before it is voted at the Annual Meeting by:

1. submitting a new proxy with a later date by signing and returning a proxy card to the Company;

2. attending the Annual Meeting and voting in person; or

3. sending written notice of revocation addressed to Michael D. Hershberger, our Chief Financial Officer, Treasurer and Secretary, at the address of the Company.

If your shares are held in the name of a bank, broker, or other nominee, you should follow the voting instructions you receive from the record holder to revoke or change your vote.

Quorum	A quorum is required to conduct business at the Annual Meeting. A quorum will consist of a majority of the votes entitled to be cast by holders of shares of our common stock at the Annual Meeting.

Votes Required
Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. For Proposal 3, a plurality of the votes cast will be the frequency of the advisory vote on the compensation of the Named Executive Officers that stockholders are deemed to have approved. Any other matters will be approved by the affirmative vote of the majority of the outstanding shares present at the meeting and entitled to vote on the subject matter at a meeting at which a quorum is present unless a greater number of affirmative votes is required for approval of that matter under our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws or the Delaware General Corporation Law.

All votes will be tabulated by an inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. As provided in our Amended and Restated Bylaws, abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted as votes cast and, thus, will have no effect on Proposals 1, 2, and 3.

Solicitation
We will bear the entire cost of soliciting proxies, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. We have engaged Alliance Advisors, LLC. (“Alliance”), to assist us with the solicitation and distribution of proxies. We expect to pay Alliance approximately $29,000 (plus out-of-pocket expenses) for its services. We have requested that banks, brokers, and other custodians and nominees who hold shares of our Class A common stock on behalf of beneficial owners forward soliciting materials to those beneficial owners. Upon request, we will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our Class A common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Amended and Restated Bylaws provide that our Board shall consist of not less than three or more than nine directors. Directors need not be stockholders.
Our Board is currently comprised of seven members, although in connection with the Annual Meeting, our Board has determined to expand the size of the Board to eight members in order to accommodate the election of two new independent director nominees as described below. Michael W. Kosloske, an existing director of our Company, has informed us that he declines to stand for reelection as a director at the Annual Meeting.
Vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office or by the sole remaining director. Each director so elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of any substitute nominee proposed by the Board.
Based on the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has nominated Paul E. Avery, Anthony J. Barkett, Ellen M. Duffield, John A. Fichtorn, Paul G. Gabos, Robert S. Murley, Peggy B. Scott, and Gavin D. Southwell for election at the Annual Meeting for a one-year term. Ms. Duffield and Ms. Scott are two new director nominees recommended by our Nominating and Corporate Governance Committee, and the other director nominees currently serve as directors of our Company.
The text of the resolutions with respect to this Proposal 1 are as follows:
“RESOLVED, by separate resolutions, to elect the following director nominees:

(a) Paul E. Avery	(e) Paul G. Gabos
(b) Anthony J. Barkett	(f) Robert S. Murley
(c) Ellen M. Duffield	(g) Peggy B. Scott
(d) John A. Fichthorn	(h) Gavin D. Southwell
Set forth below is biographical information for each person nominated. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.
Nominees for Election for a One-Year Term Expiring at the 2020 Annual Meeting of Stockholders
Paul E. Avery (age 59). Paul E. Avery has served as a director since February 2013. Since January 2013, Mr. Avery has been President and Chief Executive Officer of World of Beer Franchising, Inc., a chain of taverns with owned and franchised locations in multiple states and countries. Previously, Mr. Avery served as Chief Operating Officer of OSI Restaurant Partners, Inc. from May 2005 until his retirement in July 2009, where he oversaw operation of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Cheeseburger in Paradise, Lee Roy Selmon’s, Ala Carte Pavilion and Outback International. He was promoted to Chief Operating Officer of Outback Steakhouse, Inc. ("Outback") in January 2004 and served as President of Outback Steakhouse, Inc. starting in April 1997. Mr. Avery was elected to the Outback's board of directors in 1998 and served until April 2004. He has an Associate Degree in Hotel and Restaurant Management from Middlesex County College and a Bachelor of Science degree from Kean University, both in New Jersey. Mr. Avery currently serves on the board of directors for Suntrust Bank – Tampa Bay and The Friedreich’s Ataxia Research Alliance. He is a Trustee for Paul Smith’s College NY. We believe Mr. Avery is qualified to serve on our Board of Directors because he provides our Board with insights from his management of large-scale operations and his expertise in customer engagement and building sustainable consumer brands.
Anthony J. Barkett (age 72). Anthony J. Barkett has served as a director since March 2013. Mr. Barkett currently serves as Vice-President at Amalie Oil Co., an oil company that develops high-quality petroleum products, a position he has held since 1977. At Amalie Oil, Mr. Barkett is responsible for overseeing and coordinating activities in accounting, marketing, sales, operations, information technology and administration. He is also responsible for developing and approving internal controls. From 2007 to 2012, Mr. Barkett was a board member of the Florida Hospital Foundation and he is currently a committee member at The Friedreich’s Ataxia Research

Alliance. We believe Mr. Barkett is qualified to serve on our Board of Directors because of his knowledge of internal controls over financial reporting, an understanding of financial statements and experience with diverse aspects of business operations.
Ellen M. Duffield (age 56). Ms. Duffield is a new director nominee. Ms. Duffield is the Chief Operating Officer of Gateway Health Plan, a nationally ranked managed care organization serving Medicaid and Medicare populations. Ms. Duffield served from May 2018 to March 2019 as the President and Chief Executive Officer of DST Health Solutions (DST), a subsidiary of SS&C Inc., a full-service business process outsourcer serving over 180 health plans, integrated delivery networks and third-party administrators. From November 2015 to May 2017, Ms. Duffield served as President of Visiant Health Solutions, a division of Blue Cross Blue Shield of Michigan providing cloud-based technology and automation solutions for Medicare, Medicare Advantage, Medicaid and ACO programs. Ms. Duffield held executive positions at CatamaranRx, now known as OptumRx, a subsidiary of UnitedHealth Group from August 2013 to May 2015, serving as Chief Compliance Officer and Senior Vice President of Government Programs. From 1998 to 2013, Ms. Duffield held executive positions at large health insurance plans including Independence Blue Cross, UnitedHealth Group and Anthem with responsibilities for Medicare and Medicare Advantage plans, Managed Care Organizations, Medicare Supplemental plans and Medicare Part D operations. Ms. Duffield holds an M.B.A. from The Pennsylvania State University and a B.A. from Temple University. Ms. Duffield brings to our Board a broad range of executive experience in health insurance and healthcare information technology, including business development, compliance, government programs, pharmacy and health plan operations. We believe Ms. Duffield is qualified to serve on our Board of Directors because of her successful record of strategic planning, business growth and execution of diversification strategies centered on new products, operational capabilities and compliant infrastructures.
John A. Fichtorn (age 45). Mr. Fichthorn has served as a director since December 2017. Mr. Fichthorn has served since April 2017 as Head of Alternative Investments for B. Riley Capital Management, LLC, which is an SEC-registered investment adviser and wholly owned subsidiary of B. Riley Financial, Inc.. Prior to that, Mr. Fichthorn was a co-founder of Dialectic Capital Management, LLC, an investment management firm, and has been a portfolio manager of the firm since 2003. Mr. Fichthorn served as a director of California Micro Devices from September 2009 until the company's sale in February 2010. From 2000 to 2003, Mr. Fichthorn was employed by Maverick Capital, most recently as Managing Director of the technology group. From 1999 to 2000, Mr. Fichthorn was an analyst at Alliance Capital working across multiple hedge fund products and as a member of the technology team. From 1997 to 1999, Mr. Fichthorn was an analyst at Quilcap Corporation, a short-biased hedge fund where he covered all sectors, with a focus on technology. From 1995 to 1997, Mr. Fichthorn worked at Ganek & Orwicz Partners where his responsibilities included small cap research, international closed-end fund arbitrage and operations. After graduating from college, Mr. Fichthorn briefly worked at Aviation Week and Space Technology. We believe Mr. Fichthorn is qualified to serve on our Board of Directors because of his understanding of the capital markets and of complex financial matters, his unique insights into effective stockholder communication and engagement and stockholder value creation, and his experience serving on other public company boards.
 Paul G. Gabos (age 54). Paul G. Gabos has served as a director since August 2013 and was appointed as Chairman of the Board in November 2016. Mr. Gabos was the Chief Financial Officer from June 1997 until December 2012 of Lincare Holdings Inc., a home healthcare services company that was NASDAQ-listed until its acquisition in August 2012. Prior to his service as Chief Financial Officer, Mr. Gabos was employed by Lincare in positions of increasing responsibility for approximately five years. Prior to his employment with Lincare, he was with Dean Witter Reynolds Inc. and Coopers & Lybrand. Since 2002, Mr. Gabos has been a member of the board of directors of publicly-traded MEDNAX, Inc., a physician practice management company, where he serves as Audit Committee Chairman and a member of the Executive Committee. Mr. Gabos holds a B.S. in Economics from The Wharton School of the University of Pennsylvania. We believe Mr. Gabos is qualified to serve on our Board of Directors because he provides the Board with years of financial reporting and capital markets experience in the healthcare industry, expertise in merger and acquisition transactions and effective business integration strategies, knowledge of healthcare delivery markets, and familiarity with the operation of public company boards of directors and their committees.
Robert S. Murley (age 69). Robert S. Murley has served as a director since October 2014. Mr. Murley is currently the Vice Chairman-Senior Advisor of Credit Suisse, LLC, having served in a number of senior leadership roles for almost 40 years with the firm, after beginning his career in New York. He later relocated to the Chicago office, where he served as the office head from 1991 to 2005. In 1999, he co-founded the Global Industrial and Services Group, one of the firm’s largest industry practices. In 2005, Mr. Murley was appointed as Chairman of Investment Banking for the Americas, serving in that position until April 2012, when he was appointed Vice Chairman-Senior Advisor. Mr. Murley currently serves as a director of one other publicly-traded company, Stericycle Inc. His civic activities include serving as Chair of the Board of Overseers of the UCLA Anderson School of Management, Emeritus Trustee of Princeton University, Chairman of the Board of the Educational Testing Service and trustee of the Museum of Science and Industry of Chicago. Mr. Murley received his B.A. from Princeton University, his M.B.A. from the UCLA Anderson School of Management and his M.S. in International Economics from the London School of Economics. We believe Mr. Murley is qualified to serve on our Board of Directors because of his existing public company board experience and his deep knowledge of the capital markets and the economy and his long history of advising many large corporations on advisory and capital raising assignments.
Peggy B. Scott (age 67). Ms. Scott is a new director nominee. Ms. Scott advises innovative health care and technology companies and is a former executive with CEO/CFO/Chief Strategy Officer experience spanning major health insurers and providers in domestic and international markets, including Spanish-speaking markets and financial services. From 2005 to 2015, Ms. Scott served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Blue Cross Blue Shield (BCBS) of Louisiana and concurrently as Chief Strategy Officer (2005-2012), where she oversaw rapid product expansion in diverse health insurance products, including Affordable Care Act (ACA) and non-ACA plans, Over-65, Group Health, Life and other ancillary and supplemental products, and guided new risk-based delivery and payment models. During Ms. Scott’s tenure at BCBS of Louisiana, the company was recognized for the highest membership growth, retention and provider satisfaction among all BCBS companies. Prior to BCBS, Ms. Scott held senior operations and financial executive positions in U.S. and International companies, including Novant Health, Pan-American and General Health, where she led transformations, growth strategies, and operations across 42 U.S. states and seven Latin American countries, and was an office Managing Partner with Deloitte. Ms. Scott is the Board Chair of CLECO Corporate Holdings, LLC and served as its Interim Chief Executive Officer in 2017. Ms. Scott is a CPA and certified in Valuations and Forensics. She holds an M.B.A. from Tulane University and a B.S. in Accounting from Louisiana State University, where she now serves as a Board Member and past Board President for the College of Business’ Dean’s council. We believe Ms. Scott is qualified to serve on our Board of Directors because she brings to our Board deep C-Suite experience in U.S. and international health care markets with companies undergoing rapid growth and transformational market changes.
Gavin D. Southwell (age 41). Gavin D. Southwell has served as our Chief Executive Officer since November 2016 and served as our President since July 2016. Previously, from May 2009 to January 2016, Mr. Southwell was Chief Operations Officer at Cooper Gay Swett & Crawford (CGSC), one of the world’s largest independent global wholesale and reinsurance broking groups, with a network of over sixty offices across the Americas, Europe, and Asia, employing over 1,800 skilled professionals. In this capacity, Mr. Southwell was responsible for CGSC's operations and technology and for establishing the commercial strategy for each region, the set-up of new offices and integration of acquired businesses, and the design and implementation of a target operating model by business type. Prior to joining CGSC, Mr. Southwell served, from October 2007 to April 2009, as the Risk Manager of Beazley plc, one of the largest Lloyd’s insurers and the parent company of Beazley Insurance Company Inc., an A.M. Best A-rated carrier licensed in all 50 states. Beazley is a market leader globally in professional lines, accident and health, property, marine, reinsurance and contingency business. During his time at Beazley, Mr. Southwell was responsible for risk management, preparation for the new capital requirements under Solvency II, and leading the internal management committee responsible for delegated underwriting. We believe Mr. Southwell is qualified to serve on our Board of Directors because of his detailed knowledge and extensive insurance background, including having worked in senior executive positions for a broker, MGU, insurer and reinsurer, and his proven track record of delivering enhanced performance with a customer focused approach.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

 Director Compensation
The Company’s non-employee directors are entitled to an annual cash retainer of $55,000 and an annual restricted stock grant having a fair market value of $75,000. The annual restricted stock grant will be made under the Company's Long Term Incentive Plan, as amended, and the grant will vest 50% on the first anniversary of the grant date and 50% of the second anniversary, subject to the terms of the Long Term Incentive Plan, as amended, and the applicable award agreement.
The Chairman of the Board also receives an additional annual cash retainer of $35,000, and members of Board committees are also paid the following additional annual retainers: Audit Committee members: $7,500 ($15,000 for committee chair); Compensation Committee members: $5,000 ($10,000 retainer for committee chair); Nominating and Corporate Governance Committee Members: $2,500 ($5,000 retainer for committee chair); and Acquisition Committee Members: $1,500. No specific cash retainer is paid with respect to membership on the Risk and Compliance Committee. Directors do not receive per-meeting fees, either for Board meetings or committee meetings.
Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The following table sets forth total compensation to persons not employed by the Company who served as a director at any time during 2018:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Paul E. Avery(4)	62,500	75,000	—	137,500
Anthony J. Barkett(4)	76,500	75,000	—	151,500
John A. Fichthorn(4)	55,000	75,000	—	130,000
Paul G. Gabos(4)	116,500	75,000	—	191,500
Michael W. Kosloske(5)	27,500	—	—	27,500
Robert S. Murley(4)	62,500	75,000	—	137,500

(1)
Mr. Southwell's compensation is reflected under the Summary Compensation Table as a Named Executive Officer. As an employee, Mr. Southwell is not entitled to participate in the compensation plan for non-employee directors.

(2)
The amounts in the "Stock Awards" column represent the aggregate grant date fair value pursuant to ASC 718 for Restricted Stock granted in 2018. The assumptions used in determining the grant date fair value under ASC 718 can be found in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 14, 2019. As of December 31, 2018, each then-serving director held unvested restricted stock shown in the following table:

Name	Unvested Restricted Stock as of December 31, 2018
Paul E. Avery	4,388
Anthony J. Barkett	4,388
John A. Fichthorn	2,608
Paul G. Gabos	4,388
Michael W. Kosloske	—
Robert S. Murley	4,388

(3)	No stock options or stock appreciation rights ("SARS") were granted to our non-employee directors during 2018. As of December 31, 2018, each then-serving director had the following outstanding SARs:

Name	Outstanding Stock Options as of December 31, 2018
Paul E. Avery	30,000
Anthony J. Barkett	30,000
John A. Fichthorn	—
Paul G. Gabos	20,000
Michael W. Kosloske	147,007
Robert S. Murley	20,000

(4)	Messrs. Avery, Barkett, Fichthorn, Gabos, and Murley each received an award of 2,608 shares of restricted stock with an estimated value of $75,000 on May 15, 2018.

(5)
Mr. Kosloske became a non-employee director to the Board of Directors upon his termination as an executive officer of the Company on June 7, 2018. Compensation paid to Mr. Kosloske reflects a pro rata amount for services as a non-employee director in 2018.

CORPORATE GOVERNANCE
Principles and Governance Guidelines
The Board has adopted and adheres to Corporate Governance Principles and a Code of Business Conduct and Ethics that the Board and senior management believe represent sound practices. We have a longstanding belief that ethical behavior and respect for the law are fundamental to our culture and our business practices. It is the foundation of the policies and practices of our Code of Business Conduct and Ethics to manage our Company with integrity and in our stockholders’ best interests. We are committed to conducting our business in strict compliance with both the letter and the spirit of the law and with the highest standards of professional and ethical conduct. Each director, officer and employee is responsible for conducting our business in adherence to these high standards. Our Corporate Governance Principles and Code of Business Conduct and Ethics can be found on the Investors section of our website at www.hiiq.com. We regularly post or otherwise make available information on the Investors section of our website that may be important to investors. Information on, or linked from, our website does not constitute a part of this proxy statement.
Director Independence
A majority of our Board is comprised of independent directors, as determined under NASDAQ rules. Our current independent directors are Messrs. Avery, Barkett, Fichthorn, Gabos, and Murley, and the Board has determined that nominees Duffield and Scott would also qualify as independent under NASDAQ rules. It is expected that a majority of our Board will continue to be comprised of independent directors, as determined under NASDAQ rules, following the Annual Meeting.
Board Leadership Structure
We believe that the Board’s leadership structure at any time should reflect both the Company’s needs, as well as the unique talents and availability of the Board’s members. The Board is currently led by Mr. Gabos, as Chairman of the Board. Our Bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The Board believes that our stockholders are best served at this time by having Mr. Gabos, who is an independent director, serve as Chairman of the Board.
Risk Oversight
The Board takes an active role, as a whole and at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations, legal matters, financial condition and liquidity, as well as the risks associated with each. The Company’s Audit Committee supervises the management of financial risks and potential conflicts of interests. The Company’s Compensation Committee is responsible for overseeing the management of risks associated with the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and the duties and responsibilities of its members. The Company's Acquisition Committee manages risks associated with potential strategic transactions. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. Additionally, the Board formed a Risk and Compliance Committee in December 2017 that evaluates the principal operational, business, and compliance risks posed to the Company and the Company’s responses to those risks. The Risk and Compliance Committee performs detailed reviews of the Company’s operational, business, and compliance risks and monitors the Company’s compliance with applicable laws, regulations and frameworks, and reports its actions to the Board. The Risk and Compliance Committee is also responsible for evaluating and managing cybersecurity risks and engages in regular discussions with management regarding cybersecurity risk mitigation and prevention, incident management and response, compliance with applicable cybersecurity laws and regulations, the evolving cybersecurity threat environment, vulnerability assessments and efforts to monitor, detect, and prevent cyber threats to the Company.
Board Meetings and Committees
The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, an Acquisition Committee, and a Risk and Compliance Committee. During 2018, the Board held seven meetings. All of the directors attended 75% or more of the combined total meetings of the Board and 75% or more of the combined total meetings of the committees on which they served during 2018. We encourage our directors to attend Annual Meetings of our Stockholders and four directors attended our 2018 Annual Meeting.

Executive Sessions of the Board
Our Board holds executive sessions of the non-management directors generally following all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as requested by any non-management director. The Chairman of the Board serves as chair at the executive sessions.
The following table indicates the current membership of each committee and how many times the Board and each committee met in 2018:

	Board	Audit	Nominating and Corporate Governance	Compensation	Acquisition	Risk and Compliance
Paul E. Avery	Member		Member	Member		Member
Anthony J. Barkett	Member	Member	Member	Chair	Member	Member
John A. Fichthorn	Member					Member
Paul G. Gabos	Chair	Chair	Chair	Member	Member	Member
Michael W. Kosloske	Member
Robert S. Murley	Member	Member				Chair
Gavin D. Southwell	Member				Chair	Member
Number of Meetings	7	4	1	2	0	5
Committee Responsibilities
Follows are descriptions of the primary areas of responsibility for each of the five committees:
Audit Committee
Our Audit Committee, which consists of Messrs. Gabos (Chair), Murley, and Barkett, assists the Board in overseeing our accounting and financial reporting processes and related internal controls and the audit of our financial statements. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered certified public accounting firm. Additionally, our Audit Committee is responsible for evaluating related party transactions and overseeing the administration of the Company’s procedures for the approval and ratification of such transactions as determined from time to time by the Board. Although the Company has not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our Board. The term “related party transaction” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.
The Board has determined that Mr. Gabos qualifies as an “audit committee financial expert,” as such term is defined in the rules of the Securities and Exchange Commission (the “SEC”) and that Messrs. Gabos, Murley, and Barkett are independent as defined by NASDAQ and SEC rules and have an understanding of financial statements as required by NASDAQ rules. The Audit Committee has a written Audit Committee Charter which can be found on the Investors section of our website at www.hiiq.com.
Compensation Committee
Our Compensation Committee consists of Messrs. Barkett (Chair), Avery, and Gabos. Our Compensation Committee is responsible for setting our overall compensation policy, and reviews and determines the compensation paid to our executive officers and directors. The Compensation Committee annually reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, and evaluates the performance of these officers in light of those goals and objectives. The Compensation Committee also periodically reviews and has the authority to determine and approve all other senior executive officer compensation. Our Compensation Committee also reviews and recommends to our Board incentive compensation and equity-based plans that are subject to Board approval. Messrs. Barkett, Avery, and Gabos qualify as independent as defined by NASDAQ and SEC rules. The Compensation Committee has a written Compensation Committee Charter which can be found on the Investors section of our website at www.hiiq.com.

The Compensation Committee may form and delegate authority and responsibilities to any subcommittee or any member of the Compensation Committee for any purpose that the Compensation Committee deems appropriate. The Compensation Committee has the authority to retain outside professionals, consultants, or advisors as it determines appropriate to assist in the performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Compensation Committee in the evaluation of compensation for our executive officers and directors, and to approve the outside consultant’s or advisor’s fees and other retention terms. The Company’s Chief Executive Officer and Chief Financial Officer may recommend to the Compensation Committee salary, annual bonus, and other compensation elements, but neither is present during voting or deliberations relating to his compensation.
The Compensation Committee engaged an independent compensation consultant, Pearl Meyer, in 2017 to provide advice in connection with its decisions regarding executive compensation, as described in further detail under “Executive Compensation—Compensation Discussion and Analysis (CD&A).” The Compensation Committee engaged Pearl Meyer to perform competitive pay assessments, stock ownership and equity stake analysis, and review the Company's equity grant practices, among other things. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and NASDAQ listing standards and concluded that Pearl Meyer’s work for the Compensation Committee does not raise any conflict of interest.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Gabos (Chair), Avery, and Barkett. The Nominating and Corporate Governance Committee’s responsibilities include: evaluating the governance of our Board and its committees and recommending director committee appointments; evaluating and recommending candidates for election to our Board including any stockholder nominees; reviewing and overseeing our Code of Business Conduct and Ethics; and performing any other activities the committee deems appropriate that are set forth in the Corporate Governance Principles or that are requested by the Board. Messrs. Gabos, Avery, and Barkett qualify as independent as defined by NASDAQ and SEC rules. The Nominating and Corporate Governance Committee has a written Nominating and Corporate Governance Committee Charter which can be found on the Investors section of our website at www.hiiq.com.
Acquisition Committee
Our Acquisition Committee consists of Messrs. Southwell (Chair), Barkett, and Gabos. The Acquisition Committee consults with the officers of the Company to evaluate and approve certain acquisitions and equity investments, and any policy relating to the consummation by the Company of acquisitions and equity investments in entities that are not affiliated with the Company that may from time to time be adopted by the Board. The Acquisition Committee did not meet in 2018.
Risk and Compliance Committee
Our Risk and Compliance Committee consists of Messrs. Murley (Chair), Avery, Barkett, Fichthorn, Gabos, and Southwell. Our Risk and Compliance Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) management’s identification and evaluation of the Company’s key risk and regulatory exposures, including the Company’s risk management framework and policies, procedures and practices to manage risks, and (ii) the Company’s compliance programs. The Risk and Compliance Committee has a written Risk and Compliance Committee Charter which can be found on the Investors section of our website at www.hiiq.com.
Compensation Committee Interlocks and Insider Participation
During 2018, and as of the date of this Proxy Statement, none of the members of the Compensation Committee were, or are, an officer or employee of the Company, and no executive officer of the Company served, or serves, on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or the Board.
DIRECTOR NOMINATION PROCEDURES
The Nominating and Corporate Governance Committee assists our Board in identifying director nominees consistent with criteria established by our Board. Although the Nominating and Corporate Governance Committee does not currently have a specific policy with regard to consideration of director candidates recommended by stockholders, the Committee believes that it would provide such recommendations the same consideration as other candidates.

Generally, nominees for director are identified and suggested to the Nominating and Corporate Governance Committee by the members of the Board or management using their business networks and evaluation criteria they deem important, which may or may not include diversity. While the Company does not have a specific policy regarding diversity and has not established minimum experience or diversity qualifications for director candidates, when considering the nomination of directors, the Nominating and Corporate Governance

Committee does generally consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. The Company does not impose formal term limits on its directors.
STOCKHOLDER COMMUNICATIONS
Stockholders may communicate with the Board by writing to Health Insurance Innovations, Inc., Attn: Board of Directors (or, at the stockholder’s option, to a specific Committee), c/o Board Liaison, 15438 North Florida Ave, Suite 201, Tampa, Florida 33613. Our Board Liaison will ensure that the communication is delivered to the Board or the specified director, as the case may be.
For more information, please see the Investors section of our website at www.hiiq.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 12, 2019 (based on shares of Class A common stock and Class B common stock outstanding) by:

•	each person known by us to be a beneficial owner of more than 5.0% of any class of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers; and

•	all directors and executive officers as a group.
The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. As of April 12, 2019, we had 11,532,687 shares of Class A common stock outstanding and 2,416,667 shares of Class B common stock outstanding.

Except as indicated by footnote, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Combined Voting Power(1)
Name of Beneficial Owner	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Named Executive Officers and Directors:
Michael W. Kosloske(2)(3)	2,695,496	18.4%	2,416,667	100%	18.4%
Gavin D. Southwell(2)(4)	747,539	6.4%	—	—	5.3%
John A. Fichthorn(2)(4)(13)	376,194	3.3%	—	—	2.7%
Michael D. Hershberger(2)(4)	130,978	1.1%	—	—	*
Anthony J. Barkett(2)(4)	101,077	*	—	—	*
Paul G. Gabos(2)(4)	92,869	*	—	—	*
Robert S. Murley(2)(4)	60,992	*	—	—	*
Paul E. Avery(2)(4)	55,889	*	—	—	*
All executive officers and directors as a group (8 persons)(5)	4,261,034	34.9%	2,416,667	100%	30.6%
Other 5 % Stockholders:
TimesSquare Capital Management, LLC(12)	1,517,895	13.2%	—	—	10.9%
Harvest Capital Strategies LLC(6)	1,253,400	10.9%	—	—	9.0%
P2 Capital Partners, LLC(10)	968,730	8.4%	—	—	6.9%
BlackRock, Inc.(9)	854,321	7.4%	—	—	6.1%
Cannell Capital, LLC(7)	776,836	6.7%	—	—	5.6%
Summit Partners Public Asset Management, LLC(11)	772,280	6.7%	—	—	5.5%
Renaissance Technologies Holding Corporation(8)	720,200	6.2%	—	—	5.2%

*	Less than 1.0%.

(1)
Except as otherwise required by law, holders of Class A common stock and Class B common vote together as a single class with each share of either class entitled to one vote. Subject to the terms of an exchange agreement, each share of our Class B common stock, together with a Series B Membership Interest of Health Plan Intermediaries Holdings, LLC, our operating subsidiary (“HPIH”), is exchangeable for a share of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions--  Exchange Agreement.” In this table, beneficial ownership of the Class B common stock and the related Series B Membership Interests in HPIH are reflected as beneficial ownership of the shares of Class A common stock for which they may be exchanged. When a share of Class B common stock is so exchanged, it is canceled, and accordingly, the percentage ownership of Class A common stock is the same as the combined voting power for each beneficial owner.

(2)
The business address for Messrs. Kosloske, Southwell, Hershberger, Avery, Barkett, Gabos, Murley, and Fichthorn, is c/o Health Insurance Innovations, Inc., 15438 N. Florida Ave., Suite 201, Tampa, Florida 33613.

(3)
The shares of Mr. Kosloske include 100 shares of Class A common stock granted under our Long Term Incentive Plan, as amended. Mr. Kosloske’s shares also consist of 2,391,701 shares of Class B common stock held of record by Health Plan Intermediaries, LLC (“HPI”) and 24,966 shares of Class B common stock held by Health Plan Intermediaries Sub, LLC (“HPIS”). Mr. Kosloske is the primary manager of HPI, and has sole voting and dispositive power over the shares held by HPI. HPI is the sole managing member of HPIS and has sole voting and dispositive power over the shares held by HPIS. Mr. Kosloske, by virtue of his control of HPI and HPI’s control of HPIS, is deemed to beneficially own all the shares of Class B common stock held of record by each of HPI and HPIS. The shares of Class B common stock, together with the Series B Membership Interests of HPIH are exchangeable, at Mr. Kosloske’s election, for equal number of shares of Class A common stock. This exchange right is currently effective and has no expiration date. The shares of Mr. Kosloske also include 5,643 shares owned by Mr. Kosloske’s wife, Lori Kosloske.

(4)
The shares for certain of our executive officers and directors include awards of restricted shares of Class A common stock that have not vested as of April 12, 2019, as follows: Mr. Southwell- 621,388 shares, Mr. Hershberger- 54,467 shares, Mr. Fichthorn- 2,608 shares, and Messrs. Murley, Avery, Barkett, and Gabos- each 4,388 shares. The shares for certain of our executive officers and directors include shares subject to outstanding stock appreciation rights that are exercisable as of April 12, 2019 or within 60 days thereof, as follows: Mr. Kosloske- 147,007, Mr. Southwell- 86,666, Mr. Hershberger- 67,986, Mr. Murley- 20,000, Mr. Avery- 30,000, Mr. Barkett- 30,000, and Mr. Gabos- 20,000.

(5)	The shares for all current executive officers and directors as a group include 696,015 unvested restricted shares.

(6)
Based solely on information obtained from a Form 13F filed by Harvest Capital Strategies LLC with the SEC on February 14, 2019 and without independent investigation of the disclosures contained therein. The business address of Harvest Capital Strategies LLC listed in the Schedule 13F is 600 Montgomery Street, Sute 1700, San Francisco, CA 94111.

(7)
Based solely on information obtained from a Schedule 13D/A filed by Cannell Capital, LLC with the SEC on January 9, 2019 and without independent investigation of the disclosures contained therein. The business address of Cannell Capital, LLC. listed in the Schedule 13D/A is 245 Meriwether Circle, Alta, WY 83414.

(8)
Based solely on information obtained from a Schedule 13G/A filed by Renaissance Technologies LLC with the SEC on February 13, 2019 and without independent investigation of the disclosures contained therein. The business address of Renaissance Technologies LLC listed in the Schedule 13G/A is 800 Third Avenue, New York, NY 10022.

(9)
Based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019 and without independent investigation of the disclosures contained therein. The business address of BlackRock, Inc. listed in the Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(10)
Based solely on information obtained from a Schedule 13D filed by P2 Capital Partners, LLC with the SEC on May 14, 2018 and without independent investigation of the disclosures contained therein. The business address of P2 Capital Partners, LLC listed in the Schedule 13D is 590 Madison Avenue, 25th Floor, New York, NY 10022.

(11)
Based solely on information obtained from a Schedule 13G filed by Summit Partners Public Asset Management, LLC with the SEC on March 13, 2019 and without independent investigation of the disclosures contained therein. The business address of Summit Partners Public Asset Management, LLC listed in the Schedule 13G is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

(12)
Based solely on information obtained from a Schedule 13G/A filed by TimesSquare Capital Management, LLC with the SEC on March 5, 2019 and without independent investigation of the disclosures contained therein. The business address of TimesSquare Capital Management, LLC listed in the Schedule 13G/A is 7 Times Square, 42nd Floor, New York, NY 10036.

(13)
Includes 192,586 shares held by Dialectic Antithesis Partners , LP and 173,000 shares held by BRC Partners Opportunity Fund, LP.  BR Dialectic Capital Management, LLC is the investment manager of Dialectic Antithesis Partners, LP and, as such, shares voting and dispositive power over the securities held by Dialectic Antithesis Partners, LP. B. Riley Capital Management, LLC is the investment manager of BRC Partners Opportunity Fund, LP (the "BRC Opportunity Fund") and, as such, shares voting and dispositive power over the securities held by the BRC Opportunity Fund. Mr. Fichthorn is a portfolio manager for BR Dialectic Capital Management, LLC and B. Riley Capital Management, LLC and therefore shares voting and dispositive power over the securities, but Mr. Fichthorn disclaims beneficial ownership of any securities in which he does not have a pecuniary interest or that he does not directly own. BR Dialectic Capital Management, LLC and B. Riley Capital Management, LLC are wholly owned subsidiaries of B. Riley Financial, Inc., a publicly traded Delaware corporation.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Overview
This Compensation Discussion and Analysis ("CD&A") describes the 2018 compensation of our Named Executive Officers ("NEOs") who are identified in the following table:

Name	Title
Gavin D. Southwell	President and Chief Executive Officer
Michael D. Hershberger	Chief Financial Officer
Michael W. Kosloske(1)	Former Chief of Product Innovation
Bruce Telkamp(1)	Former Chief Executive Officer, Consumer Division and HealthPocket
Dr. Sheldon Wang(1)	Former President, HealthPocket and Chief Technology Officer, HIIQ

(1)
The officer positions and employment of Messrs. Kosloske and Telkamp, and Dr. Wang terminated during 2018. Mr. Kosloske continues to serve as a non-employee director of the Company through the date of the Annual Meeting.

Compensation Principles
We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value. Therefore, NEO performance is assessed based on the key metrics our Compensation Committee (the "Committee") considers when making executive compensation decisions for the NEOs. Ultimately, the pay delivered to our NEOs is based on our pay-for-performance philosophy, and we have structured our compensation programs to increasingly emphasize performance-based elements.

Executive Compensation Governance Practices
What We Do
✓	100% independent Compensation Committee
✓	Independent compensation consultant reporting to the Compensation Committee
✓	Enhanced policies for independent director engagement with shareholders
✓	Incentive compensation based on clear, measurable goals with key financial metrics that drive business performance

What We Don't Do
✗	No excessive perquisites

Compensation Elements
We achieve our executive compensation objectives for our NEOs primarily through the following direct compensation elements:

Element	Description	Objectives
Base Salary	Annual cash compensation	Retention Competitive practices Individual contribution
Annual Cash Incentives
Annual cash incentive with target awards and performance goals established in advance

Payments can be higher (subject to a 200% cap) or lower than target, based on adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA")

Drive superior performance Competitive practices Retention Stockholder alignment
Long-Term Incentives	Equity-based time-vesting and performance-vesting awards established on an individual basis Performance vesting awards are earned only if Adjusted EBITDA and revenue goals are achieved	Drive superior performance Focus on long-term success Executive equity ownership Competitive practices Retention Stockholder alignment
Pay Mix
Executive compensation is linked to the financial performance of the Company. In 2018, approximately 82 percent of our Chief Executive Officer’s target total direct compensation was linked to metrics assessing company performance and therefore meaningfully at risk, while approximately 58 percent of the other NEOs’ target total direct compensation, on average, was in line with a similar risk profile. A significant amount of the at-risk compensation is delivered through performance-based restricted stock awards.
The following charts show NEO target total fixed and variable compensation:

How Compensation Decisions Are Made
The Committee is responsible for making recommendations to our Board concerning the components of our executive compensation program, consistent with the compensation principles described above, and the executive compensation packages offered to our NEOs. The Board then provides final approval of our executive compensation program. The Committee makes recommendations, and the Board determines, our executive pay levels. The Committee also administers our annual incentive plan and our Long Term Incentive Plan and makes awards under both plans. The Committee reviews data from our peer group companies, which are described below under “Assessing External Market Practice,” and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation.

Linking Pay Levels to the Market and Company Performance. The Committee and our Board take various factors into account in setting compensation levels and do not use a formulaic approach, but generally seek to align target total direct compensation (i.e., the sum of base salary, target annual incentives and target long-term incentives) for our NEOs based on the median levels paid by our peer group companies for similarly situated executive positions. To the extent compensation exceeds targeted levels, it is generally attributable to performance that we believe increases stockholder value and exceeds measurable, clearly defined performance goals. Conversely, total compensation can be less than target for performance that falls short of pre-established threshold levels.

Setting Targets Based on Market Conditions. Our annual incentives and the performance share awards are based on measurable and objective performance metrics. Annual incentive performance targets were set based on revenue and Adjusted EBITDA goals. Two-year target goals for the performance shares were set based on our long-term operating plans.
Role of Independent Consultant
The Committee’s charter provides that the Committee has sole authority to engage the services of an independent compensation consultant for the Committee and approve fees paid to the consultant by the Company. In 2017, the Committee engaged Pearl Meyer as an independent compensation consultant to provide advice on executive compensation matters. The Committee found that Pearl Meyer provided important perspectives about market practices for executive compensation, peer company analysis and selection, the levels and structure of the compensation program, and compensation governance. The Committee assessed the independence of Pearl Meyer pursuant to SEC rules and NASDAQ listing standards and concluded that Pearl Meyer's work for our Committee did not raise any conflict of interest. During 2017, the period of our last review cycle, at the Committee’s request, Pearl Meyer performed the following specific services:

•	Competitive pay assessment;

•	Stock ownership and equity stake analysis;

•	Review of the Company's equity grant practices;

•	Business performance analysis;

•	"ISS Pay for Performance Analysis;" and

•	Provided the Company with a two-year compensation proposal.
Assessing External Market Practice
During the review cycle, the Committee, in consultation with management and with support from its independent compensation consultant, develops a peer group comprised of companies that are:

•	In similar industries and where the Company competes for business;

•	Likely sources of, or competition for, executive talent;

•	Reasonably comparable in size, as measured by revenue and market capitalization; and

•	Reasonably similar in organizational structure and complexity.

For our most recent review cycle in 2017, our peer group, which was reviewed with and approved by the Committee, included 17 public companies within the insurance, health care technology, or technology services sector:

Peer Group Companies(1)
Company	Market Capitalization ($ in millions)	Revenue ($ in millions)	Employee Population
Actua Corporation	515	109	700
Atlas Financial Holdings, Inc.	217	178	230
Baldwin & Lyons, Inc.	380	319	455
Benefitfocus, Inc.	884	233	1,430
Blucora, Inc.	615	456	476
Castlight Health, Inc.	513	102	381
Citizens, Inc.	492	240	455
eHealth, Inc.	195	187	944
HCI Group, Inc.	402	262	322
HealthStream, Inc.	795	226	1,065
Heritage Insurance Holdings, Inc.	455	439	310
Independence holding Company	334	354	450
Kinsale Capital Group, Inc.	713	142	144
Majesco	222	126	2,134
Patriot National, Inc.	125	233	1,145
State National Companies, Inc.	581	217	400
The Rubicon Project, Inc.	364	278	572
25th Percentile	334	178	381
Median	455	233	455
75th Percentile	581	278	944
Health Insurance Innovations, Inc.(2)	294	221	173

(1)	Market capitalization, revenue, and employee count were as of December 31, 2016, reflecting the most up-to-date information used at the time of the last periodic review cycle performed by the Company.

(2)	Data for the Company reflects projections used at the time of the last periodic review cycle performed by the Company.
Compensation Details For Fiscal Year 2018
Base Salary
We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. In general, the base salary of each NEO was initially established through arm’s-length negotiations at the time the individual was hired, taking into account the individual’s qualifications, experience and level of responsibility, as well as internal pay equity considerations. As described above, in 2017, the Committee engaged Pearl Meyer to perform a competitive pay assessment and provide recommendations to the Committee for potential changes to compensation, including base salary. Generally, the Committee considers salaries within +/– 10% of median peer group levels to be competitive, but in some circumstances considers a higher salary level necessary to ensure an overall competitive compensation structure and appropriately compensate individuals with uniquely valuable skills and experience.
Based on the Committee’s review and Pearl Meyer’s recommendations, in connection with the amendment of the employment agreements of Messrs. Southwell and Hershberger, the Committee approved base salary increases effective June 14, 2017 for Messrs. Southwell and Hershberger. Mr. Southwell’s salary was increased to $650,000 and Mr. Hershberger’s salary was increased to $350,000. The increase in Mr. Southwell’s salary resulted in his salary being above the 75th percentile of peer group base salaries for chief executive officers, but our Committee and our Board believed this was appropriate to ensure a competitive overall compensation structure and appropriately recognize his uniquely valuable skills and experience. Mr. Hershberger’s salary was increased to bring it closer to the median of the competitive pay data and based on internal pay equity considerations. Our NEOs’ annual base salaries for 2018 were as follows:

NEO	2018 Annual Base Salary
Gavin D. Southwell	$650,000
Michael D. Hershberger	$350,000
Michael W. Kosloske	$530,000
Bruce A. Telkamp	$350,000
Dr. Sheldon Wang	$350,000
The amount of base salary that we actually paid to each of our named executive officers in 2018 can be found in the “Salary” column of the Summary Compensation Table below.
Annual Incentive Cash Plan
In 2017, our Board approved an annual incentive cash plan (the “Cash Bonus Plan”), including applicable target award amounts, for our NEOs for each of fiscal year 2017 and fiscal year 2018. Target and maximum award levels under the Cash Bonus Plan were based on a percentage of the NEO's base salary, and cash incentive awards are earned based on performance against metrics, which for 2018 were based on the Company’s, or the NEO's respective business unit’s, annual Adjusted EBITDA in the 2018 fiscal year. Final payouts are subject to such adjustments as the Board or the Committee may determine in its discretion.
For 2018, the Committee set the target and maximum award levels for our NEOs at the following levels as a percentage of base salary, taking into account the peer group company data:

Name	Target Award Level as a Percentage of Base Salary	Maximum Award Level as a Percentage of Base Salary
Gavin D. Southwell	100%	200%
Michael D. Hershberger	60%	120%
Michael W. Kosloske	75%	150%
Bruce A. Telkamp	60%	120%
Dr. Sheldon Wang	60%	120%
For fiscal year 2018, the threshold, target, and superior performance goal levels for Messrs. Southwell and Hershberger were as follows ($ in thousands):

Performance Measure	Threshold	Target	Superior	Actual
Revenue	$238,000	$243,525	$249,075	$291,109
Adjusted EBITDA	$43,350	$45,175	$46,975	$49,553

(1)
Performance measures were contemplated under ASC 605, the revenue accounting principle then in effect. Amounts reported in the 2018 Actual column are presented under ASC 605 for comparability purposes and have been recalculated using adjustments to ASC 606, our current accounting principle as detailed in Note 9 - Revenue, of our consolidated financial statements included within our Annual Report on Form 10-K filed with the SEC on March 14, 2019.

For purposes of the Cash Bonus Plan for 2018, Company Adjusted EBITDA was calculated as GAAP net income plus interest, taxes, depreciation and amortization, further adjusted for items such as stock-based compensation and related costs, and items that are not generally a part of regular operating activities, including tax receivable adjustments, indemnity and other related legal costs, and severance, restructuring, and acquisition costs. For further details on the calculation of Adjusted EBITDA, please see Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K filed with the SEC on March 14, 2019.
For fiscal year 2018, Messrs. Southwell and Hershberger achieved the superior performance level and earned maximum bonus amounts under the Cash Bonus Plan for 2018. The bonuses that we actually paid to Messrs. Southwell and Hershberger for 2018 performance can be found in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table below. The revenue and Adjusted EBITDA targets for 2018 were established, and measured against, an accounting standard (ASC 605) that was no longer in effect for the 2018 fiscal year. The application of the new accounting standard (ASC 606) resulted in higher reported revenue and Adjusted EBITDA than under the prior standard and therefore had no effect on the compensation amounts earned.
The performance goals for Mr. Kosloske’s annual incentive award were the same as those for Messrs. Southwell and Hershberger, but he did not receive any payment under the Cash Bonus Plan for 2018 due to his separation of service from the Company during 2018. The performance goals for Mr. Telkamp and Dr. Wang were based on the Adjusted EBITDA of Agile/HealthPocket, Inc. (“HealthPocket”), for which they had primary responsibility. However, neither Mr. Telkamp nor Dr. Wang received any payment under the Cash Bonus Plan for 2018 due to their separations of service during 2018.
Long-Term Incentive Awards
In 2017, the Committee recommended, and the Board approved, awards of restricted stock and performance shares to our NEOs, other than Mr. Kosloske, under the Long Term Incentive Plan, as amended. These awards were intended to cover both fiscal 2017 and 2018, as described below. The Company has not, to date, issued stock options as incentive compensation.
Time-Vesting Restricted Stock. The restricted stock awards would vest in four equal annual installments following the grant date, subject to the recipient’s continued employment with us on the applicable vesting date (provided that Mr. Southwell’s unvested restricted shares would also vest upon a termination without "cause," resignation for “good reason,” death, or disability). The restricted stock awards were granted in the following amounts to the following NEOs: Mr. Southwell: 100,000 shares; Mr. Hershberger: 22,000 shares; Mr. Telkamp: 17,500 shares; and Dr. Wang: 17,500 shares. The Committee recommended, and the Board approved, these award amounts taking into consideration the median of the peer group company data relative to long-term incentives, management's recommendations, and the objectives of our compensation programs to provide appropriate retention and performance incentives. These restricted stock awards were intended to be in place of any other grants that would otherwise be made to the applicable executive officer in 2017 and 2018 under their respective employment agreements with us.
Performance Shares. The performance share awards would be earned based on the Company’s, or the NEO's respective business unit’s, performance against metrics relating to annual revenue and Adjusted EBITDA in each of fiscal years 2017 and 2018. Performance shares could be earned at a level ranging from 0%-200% of the target number of performance shares granted, depending on the level of performance. If performance shares were earned, we would issue the participant an equal number of shares of restricted stock that vest in two equal annual installments following the restricted stock grant date, subject to the recipient’s continued employment with us on the applicable vesting date (provided that Mr. Southwell’s unvested restricted shares will vest upon a termination without "cause," resignation for “good reason,” death, or disability).
The following target numbers of performance shares were awarded to the following NEOs (with one-half of the performance shares earned based on 2017 performance and one-half earned based on 2018 performance): Mr. Southwell: 125,000 target shares (250,000 maximum shares for “superior” performance); Mr. Hershberger: 22,000 target shares (44,000 maximum shares); Mr. Telkamp: 17,500 target shares (35,000 maximum shares); and Dr. Wang: 17,500 target shares (35,000 maximum shares). The Committee recommended, and the Board approved, these award amounts taking into consideration the median of the peer group company data relative to long-term incentives, management’s recommendations and the objectives of our compensation programs to provide appropriate retention and performance incentives.
The final determination whether the performance shares were earned would be subject to such adjustments as the Board or the Committee determined in its discretion. Messrs. Southwell and Hershberger each earned 100% of the respective maximums of the 2017 and 2018 performance shares, or 250,000 total restricted shares for Mr. Southwell and 44,000 total restricted shares for Mr. Hershberger. Mr. Telkamp and Dr. Wang earned 93% of their respective 2017 awards, or 16,188 performance restricted shares each. Mr. Telkamp and Dr. Wang's 2018 performance awards were forfeited upon their termination of employment with the Company. The performance goals and our actual performance for fiscal year 2018 for Messrs. Southwell and Hershberger were as follows ($ in thousands, except percent):

2018 Performance Measure	2018 Threshold	2018 Target	2018 Maximum	2018 Actual(1)	2018 Actual as % of Target (Weighted)
Adjusted EBITDA (90% weighting)	$43,350	$45,175	$46,975	$49,553	100%
Revenue (10% weighting)	$238,000	$243,525	$249,075	$291,109	100%

(1)
Performance measures were contemplated under ASC 605, the revenue accounting principle then in effect. Amounts reported in the 2018 Actual column are presented under ASC 605 for comparability purposes and have been recalculated using adjustments to

ASC 606, our current accounting principle as detailed in Note 9 - Revenue, of our consolidated financial statements included within our Annual Report on Form 10-K filed with the SEC on March 14, 2019.
The restricted shares that are issued based on the performance outcomes described above remain subject to vesting for two additional years.
Other Benefits and Perquisites
Our NEOs participate in the full range of health, welfare and retirement benefits and are covered by the same plans as other exempt employees. Perquisites do not constitute a major element of our executive compensation program for our NEOs. During 2018, Mr. Southwell received approximately $69,000 for housing allowance, $10,700 in club related dues, and personal use of the Company's condominium valued at approximately $8,900. Mr. Hershberger received $39,400 for combined housing and auto allowance and approximately $6,000 in club related dues. Mr. Kosloske, Mr. Telkamp and Dr. Wang received no additional benefits or perquisites from the Company. We decided to provide these benefits to ensure that our compensation programs were competitive and provide additional retention incentives. The aggregate incremental cost to us of these benefits is included in the “All Other Compensation” column of the Summary Compensation Table and described in the footnotes.
Employment Agreements
Our NEOs have employment agreements that govern their base pay and non-equity incentive plan compensation. Additional information regarding the employment arrangements and compensation agreements of each NEO are as follows:
Gavin D. Southwell. On July 20, 2016, we entered into an employment agreement with Mr. Southwell with a term beginning on that date and ending on July 20, 2017 effective upon the attainment of an O-1 Visa which was granted September 6, 2016. Under this agreement, Mr. Southwell was named President of the Company. On November 15, 2016, in connection with Mr. Southwell’s promotion to Chief Executive Officer, we entered into an amendment to Mr. Southwell’s employee agreement. On June 14, 2017 we entered into another amendment to Mr. Southwell’s amended and restated employment agreement. Under this agreement, Mr. Southwell was entitled to an annual salary of $650,000 during 2018. On January 2, 2019 we entered into a second amended and restated employment agreement with Mr. Southwell. This agreement has a term of five years and will be automatically extended by successive one-year terms unless prior written notice of termination is given. Under this agreement, Mr. Southwell is entitled to an annual salary of $750,000 during 2019. Mr. Southwell will be eligible for performance based annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Mr. Southwell's target bonus under the Company’s management bonus plan is to equal 100% of his salary then in effect. Mr. Southwell will be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion. As previously disclosed on our Current Report on Form 8-K filed with the SEC on January 3, 2019, in connection with entering into the amended employment agreement, Mr. Southwell was, on January 2, 2019, awarded a new grant of 250,000 five-year, performance based restricted shares under our Long Term Incentive Plan.
Michael D. Hershberger. On September 16, 2015, we entered into a second amended and restated employment agreement with Mr. Hershberger with a term beginning on the date of his appointment as our Chief Executive Officer. On June 14, 2017 we entered into an amendment to Mr. Hershberger's second amended and restated employment agreement. Under this agreement, Mr. Hershberger is entitled to an annual salary of $350,000. Mr. Hershberger shall be eligible for performance based, annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Mr. Hershberger’s target bonus under the Company’s management bonus plan is to equal 60% of his salary then in effect. Mr. Hershberger shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion.
Michael W. Kosloske. Effective November 9, 2015, we entered into an amended employment agreement with Mr. Kosloske with a term beginning on that date and ending on November 9, 2016. Under this agreement, Mr. Kosloske was named Chief of Product Innovation and Executive Chairman of the Board. Under his agreement, Mr. Kosloske was granted an annual salary of $530,000 and was eligible to participate in the Long Term Incentive Plan in accordance with its terms. Mr. Kosloske was eligible for performance based, annual bonus and long term incentive awards equal to 75% of Mr. Kosloske’s salary. As previously disclosed, on June 7, 2018, the Board terminated the employment agreement of Mr. Kosloske without cause. Under the terms of the employment agreement, Mr. Kosloske was entitled to severance compensation in an amount equal to two times the sum of his annual base salary and his most recently earned annual bonus (or, if greater, his average annual bonus earned in the three most recently completed calendar years), payable in 24 equal monthly installments. In addition, his unvested stock appreciation rights automatically vested on an accelerated basis as of the termination date. Mr. Kosloske is subject to non-competition, non-disparagement and non-solicitation covenants that expire 24 months following termination of his employment and to customary confidentiality obligations. Mr. Kosloske's amended employment agreement was terminated in June 2018.
Bruce A. Telkamp. Effective July 14, 2014, we entered into an employment agreement with Mr. Telkamp with a term beginning on that date in connection with the merger transaction to which the Company acquired HealthPocket. Under the agreement, Mr. Telkamp served as Chief Executive Officer of HealthPocket. On June 14, 2017, we entered into an amendment to Mr. Telkamp’s employment agreement. Under this agreement, Mr. Telkamp was entitled to an annual salary of $350,000. Mr. Telkamp was eligible for performance based, annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Mr. Telkamp’s target bonus under the Company’s management bonus plan was equal to 60% of his salary then in effect. Mr. Telkamp was eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion. As previously disclosed, Mr. Telkamp ceased to be employed by the Company as of August 17, 2018 and was entitled to receive severance compensation in the form of 12 months of base salary continuation under the terms of his employment agreement. In addition, we agreed to the vesting of Mr. Telkamp’s unvested restricted shares previously granted under our Long Term Incentive Plan.
Dr. Sheldon Wang. Effective July 14, 2014, we entered into an employment agreement with Dr. Wang with a term beginning on that date in connection with the merger transaction to which the Company acquired HealthPocket. Under the agreement, Dr. Wang served as the Company’s Chief Technology Officer. On June 14, 2017, we entered into an amendment to Dr. Wang’s employment agreement. Under this agreement, Dr. Wang was entitled to an annual salary of $350,000. Dr. Wang was eligible for performance based, annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Dr. Wang’s target bonus under the Company’s management bonus plan was equal to 60% of his salary then in effect. Dr. Wang was eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion. As previously disclosed, Dr. Wang ceased to be employed by the Company as of August 17, 2018 and was entitled to receive severance compensation in the form of 12 months of base salary continuation under the terms of his employment agreement. In addition, we agreed to the vesting of Dr. Wang’s unvested restricted shares previously granted under our Long Term Incentive Plan.
Other Compensation Considerations
Tax and Accounting Considerations
In setting compensation for our NEOs, the compensation committee considers the deductibility of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1,000,000 in any year. Prior to the changes made to Section 162(m) by the Tax Cuts and Jobs Act, this limitation did not apply to performance-based compensation if certain conditions were met. Starting with 2018, performance-based compensation is generally subject to the $1,000,000 limit. Qualifying performance-based compensation that we pay pursuant to a binding contract in effect on November 2, 2017 and not materially modified will continue to be exempt from the deduction limit under a grandfathering rule. As a result of the changes to Code Section 162(m), any compensation that we pay in the future pursuant to compensation arrangements entered into or materially modified after November 2, 2017, even if performance-based, will be subject to the $1,000,000 fiscal year deduction limit if paid to a covered employee. The compensation committee believes that our interests and those of our stockholders are best served by providing competitive levels of compensation, even if not fully deductible, so some of the compensation that we provide to our executive officers in the future may not be deductible as a result of the changes made to Code Section 162(m).
Executives
We are led by a team of executives that is chosen by the Board. Currently, we have two executive officers. Set forth below is biographical information for our Chief Financial Officer. Mr. Southwell's biographical information is included with the biographical information of our directors.
Michael D. Hershberger (age 56). Michael D. Hershberger was appointed as our Chief Financial Officer on September 16, 2015. Prior to that, he served as our Chief Financial Officer from October 2011 to November 2013, Senior Vice President of Finance from November 2013 to July 2014, Interim Chief Financial Officer from July 31, 2014 to September 2, 2014 and from March 30, 2015 to September 16, 2015. Mr. Hershberger served as senior manager at Baker Tilly, a full service accounting and advisory firm, from 2005 to 2011, where he was responsible for managing housing research from 2005 until joining us in 2011. Mr. Hershberger holds a B.S. degree in accounting from Augustana College and earned his M.S. degree in urban land economics/finance from the University of Wisconsin Graduate School of Business. He formerly was a Certified Public Accountant in the State of Illinois.

Summary Compensation Table For Fiscal Year 2018
The following table sets forth the total compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for 2018, 2017, and 2016:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Gavin D. Southwell(5)	2018	650,000	—	—	—	1,500,000	88,600	2,238,600
President and Chief Executive Officer	2017	605,000	650,000	7,682,500	—	1,300,000	74,717	10,312,217
	2016	194,423	584,994	2,165,950	684,722	—	101,806	3,731,895

Michael D. Hershberger(6)	2018	350,000	—	—	—	420,000	45,400	815,400
Chief Financial Officer	2017	332,000	175,000	1,448,700	—	420,000	57,400	2,433,100
	2016	311,192	186,000	51,662	104,366	—	40,145	693,365

Michael W. Kosloske(7)(8)	2018	242,577	—	—	—	—	2,650,000	2,892,577
Former Chief of Product Innovation	2017	530,000	—	—	536,186	795,000	—	1,861,186
	2016	521,846	477,000	—	609,889	—	—	1,608,735

Bruce A. Telkamp(7)(8)	2018	227,500	—	—	—	—	350,000	577,500
Former Chief Executive Officer Consumer Division and HealthPocket	2017	350,000	—	931,503	—	420,000	—	1,701,503
	2016	350,000	210,000	—	349,230	—	—	909,230

Dr. Sheldon Wang(7)(8)	2018	227,500	—	—	—	—	350,000	577,500
Former President, HealthPocket Chief Technology Officer, HIIQ	2017	350,000	—	931,503	—	420,000	—	1,701,503
	2016	350,000	210,000	—	349,230	—	—	909,230

(1)	Reflects actual earnings for 2018, 2017 and 2016, which may differ from approved base salaries due to the effective dates of salary increases.

(2)
The assumptions used in determining the grant date fair value of the equity awards to our NEOs under Financial Accounting Standards Board ASC 718 (“ASC 718”) can be found in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As described above under “Compensation Details for Fiscal Year 2018 -- Long-Term Incentive Awards,” the NEOs were granted two years’ worth of equity awards in 2017 and no equity awards in 2018, so the value shown for 2017 reflects the full grant date fair value of those awards and no value is shown for 2018.

(3)
Stock Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for the performance share and restricted stock grants in 2017 and 2016. These amounts do not reflect the actual economic value realized by the NEOs.

(4)
Option Award amounts include the aggregate grant date fair value pursuant to ASC 718 for stock appreciation rights granted in 2016. These amounts do not reflect the actual economic value realized by the NEOs.

(5)
Included within All Other Compensation for Mr. Southwell for 2018 is approximately $69,000 for housing allowance, $10,700 in club related dues, and personal use of the Company's condominium valued at approximately $8,900.

(6)	Included within All Other Compensation for Mr. Hershberger for 2018 is approximately $39,400 for combined housing and auto allowance and approximately $6,000 in club related dues.

(7)	Mr. Kosloske's employment agreement with the Company terminated on June 7, 2018. Mr. Telkamp and Dr. Wang separated from the Company on August 16, 2018.

(8)	Amounts reported within All Other Compensation for 2018 exclusively represent severance for Messrs. Kosloske and Telkamp and Dr. Wang.

Grants of Plan-Based Awards For Fiscal Year 2018
The following table provides information regarding all short-term incentive awards we granted to our NEOs during fiscal 2018. As described above under “Compensation Details for Fiscal Year 2018 -- Long-Term Incentive Awards,” the NEOs were granted two years’ worth of equity awards in 2017 and no equity awards in 2018, so no equity awards are shown in the following table, which relates only to 2018. The only amounts shown in the following table relate to our 2018 Cash Bonus Plan.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Target ($)	Maximum ($)
Gavin D. Southwell	650,000	1,300,000
Michael D. Hershberger	210,000	420,000
Michael W. Kosloske	397,500	795,000
Bruce A. Telkamp	210,000	420,000
Dr. Sheldon Wang	210,000	420,000

(1)
Amounts represent potential future payouts pursuant to awards granted to Messrs. Southwell, Hershberger, Kosloske and Telkamp and Dr. Wang under our Bonus Plan for 2018. The amounts earned by Messrs. Southwell and Hershberger for 2018 are shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. No amounts were paid to by Messrs. Kosloske or Telkamp or Dr. Wang as a result of their separations of service from the Company during 2018.

Outstanding Equity Awards at Fiscal Year-End 2018
The following table provides information on the holdings of stock appreciation rights and stock awards by our NEOs at December 31, 2018. This table includes unexercised and unvested SARs awards and unvested stock awards.

		SAR Awards				Stock Awards
Name*	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(3)
Gavin D. Southwell	9/6/2016(5)	16,666	16,667	5.96	9/6/2023	—	—	—	—
	4/26/2016(6)	20,000	—	6.10	4/26/2023	—	—	—	—
	11/15/2016(7)	50,000	50,000	10.30	11/15/2023	—	—	—	—
	6/14/2017	—	—	—	—	—	—	250,000	6,682,500
	6/14/2017(8)	—	—	—	—	75,000	2,004,750	—	—
	9/6/2016(9)	—	—	—	—	8,888	237,576	—	—
	11/15/2016(10)	—	—	—	—	100,000	2,673,000	—	—

Michael D. Hershberger	7/1/2015(5)	15,000	—	4.95	7/1/2022	—	—	—	—
	9/16/2015(5)	22,500	—	4.99	9/16/2022	—	—	—	—
	9/16/2016(5)	20,486	20,486	5.20	9/16/2023	—	—	—	—
	5/21/2014(11)	10,000	—	10.45	5/21/2021	—	—	—	—
	6/14/2017(8)	—	—	—	—	16,500	441,045	—	—
	6/14/2017	—	—	—	—	—	—	44,000	1,176,120
	9/16/2016(9)	—	—	—	—	4,967	132,768	—	—

Michael W. Kosloske	11/18/2016	106,173	—	9.80	6/7/2019	—	—	—	—
	11/16/2017	40,834	—	23.80	6/7/2019	—	—	—	—

*	Mr. Telkamp and Dr. Wang's employment with the Company was terminated on August 16, 2018 and as of December 31, 2018 neither Mr. Telkamp nor Dr. Wang had outstanding equity awards.

(1)	All of the outstanding equity awards described in the footnotes below were granted under our Long Term Incentive Plan, as amended.

(2)	This column represents the closing price of HIIQ's Class A common stock as reported on the NASDAQ Global Market on the date of grant.

(3)
Market value was determined by multiplying the number of shares set forth in the preceding column by $26.73, the closing price of HIIQ’s Class A common stock as reported on the NASDAQ Global Market on December 31, 2018, the last trading day of the year. This valuation does not reflect any diminution in value due to the restrictions applicable to such awards.

(4)
This column represents the executive's June 14, 2017 performance share grant. Performance shares are performance-vesting equity incentive awards under the Company’s Long Term Incentive Plan, as amended, that are earned based on the Company’s, or the executive’s respective business unit’s, performance against metrics relating to annual Adjusted EBITDA and annual revenue in each of fiscal years 2017 and 2018. Performance shares may be earned at a level ranging from 0%-200% of the target number of performance shares granted, depending on the level of performance. If performance shares are earned, the Company will issue the participant an equal number of shares of restricted stock that will vest in two equal annual installments following the restricted stock grant date, subject to the recipient’s continued employment with the Company on the applicable vesting date (provided that Mr. Southwell’s unvested restricted shares will vest upon a termination without cause, resignation for “good reason,” death, or disability). The following target number of performance shares were awarded to the following NEOs (with one-half of the performance shares earned based on 2017 performance and one-half for 2018 performance): Gavin D. Southwell: 125,000 target shares (250,000 maximum shares for “superior” performance); Michael D. Hershberger: 22,000 target shares (44,000 maximum shares). The final determination of whether the performance shares have been earned will be determined by the Board or the Committee and will be subject to such adjustments as the Board or the Committee may determine in its discretion. Based on Company (business unit) performance, and approved by the Compensation Committee, Messrs. Southwell and Hershberger each earned 100% of the respective maximums of the 2017 and 2018 performance restricted shares (250,000 total restricted shares for Mr. Southwell and 44,000 total restricted shares for Mr. Hershberger).

(5)	Reported amounts represent SARs that vest in annual increments of 25%, 25%, and 50% on the grant anniversary dates subject to continued service to us through each vesting date.

(6)	Reported amounts represent SARs that vest in annual increments of 50% on the grant anniversary dates subject to continued service to us through each vesting date.

(7)	Reported amounts represent SARs that vest in annual increments of 25% on the grant anniversary dates subject to continued service to us through each vesting date.

(8)	Reported amounts represent Restricted Stock Awards that vest in annual increments of 25% on the grant anniversary dates subject to continued service to us through each vesting date.

(9)	Reported amounts represent Restricted Stock Awards that vest in annual increments of 25%, 25%, and 50% on the grant anniversary dates subject to continued service to us through each vesting date.

(10)	Reported amounts represent Restricted Stock Awards that vest in annual increments of 25% on the grant anniversary date subject to continued service to us through each vesting date.

(11)	Reported amounts represent SARs that vest in annual increments of 20%, 20%, 20%, and 40% on the grant anniversary dates subject to continued service to us through each vesting date.
Option Exercises and Stock Vested For Fiscal Year 2018

	Option Awards(1)		Stock Awards(2)
Name*	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gavin D. Southwell	—	—	79,445	3,053,391
Michael D. Hershberger	—	—	42,984	1,761,153
Bruce A. Telkamp	20,627	891,034	33,688	1,710,761
Dr. Sheldon Wang	25,687	1,113,083	33,688	1,710,761

*	Mr. Kosloske had no option award exercises or stock awards vest during 2018.

(1)
Represents SARs grants, as the Company has no options outstanding. We computed the aggregate dollar value realized upon the exercise of SARs by multiplying the number of shares at exercise by the difference between the market price of our stock at exercise and the exercise or grant price of the options or SARs.

(2)	We computed the aggregate dollar value realized on vesting by multiplying the number of shares of stock vested by the closing price of common stock on the vesting date.
We did not offer any nonqualified deferred compensation arrangements or defined benefit pension plans in 2018 in which our NEOs participated.

Potential Payments Upon Termination Or Change In Control

Our NEOs are entitled to certain payments or other benefits upon qualifying terminations of employment or a change in control of our Company, as described below.

Under the employment agreements of Messrs. Southwell and Hershberger, unless prior written notice of termination is given by either party prior to the agreement expiration dates, the term of the agreements will be automatically extended for additional successive one-year periods. In the event that we determine not to extend Messrs. Southwell's or Hershberger’s agreement or terminate their employment without cause (as defined in their respective agreements), or either executive terminates his employment for good reason (as defined in their respective agreements), the executive will be entitled to an amount equal to the sum of his annual base salary payable in 12 equal monthly installments ($650,000 for Mr. Southwell and $350,000 for Mr. Hershberger) beginning on the termination date provided that a general release is executed in our favor. “Good reason” generally includes certain changes in responsibilities or duties, reductions in salary, or a material reduction in benefits or a material breach by the Company of the agreement that remains uncured following notice of the breach. “Cause” generally includes (1) the commission of a willful act of dishonesty in the course of the executive’s duties, (2) conviction of, or plea of no contest to, a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (3) performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (4) frequent or extended, and unjustifiable, absenteeism, (5) personal misconduct or refusal to timely perform duties and responsibilities or to timely carry out the lawful directives of the Board (following notice and a cure period), or (6) material non-compliance with the terms of the employment agreement (following notice and a cure period). Messrs. Southwell and Hershberger are subject to non-competition, non-disparagement, and non-solicitation covenants that expire two years following termination of employment, and to customary confidentiality obligations.

Under the award agreements for our equity-based awards granted to our NEOs under our Long Term Incentive Plan, upon a change in control of the Company, vesting of restricted stock would be accelerated in full. The Committee would determine the treatment of unearned performance shares in its discretion. The Long Term Incentive Plan provides for full vesting upon any termination of employment without cause during the two-year period following a change in control. A “change in control” is defined in the Plan generally to include (1) certain changes in ownership of more than 50% of the voting power of our outstanding equity securities, (2) certain changes in the majority of the Board that is not approved by incumbent Board members, (3) the consummation of a merger or consolidation (other than certain mergers or consolidations that would represent a continuation in ownership of at least 50% of the combined voting power and total fair market value of our securities or a surviving entity) or (4) the consummation of any sale, lease, exchange or other transfer of all or substantially all of our assets.

The award agreements for restricted stock and performance shares granted in 2017 provide for awards to be forfeited upon a termination of employment prior to vesting (except for termination of service related to Death, Disability, Termination Without Cause, or Resignation for Good Reason, which provides for awards to be 100% vested and non-forfeitable, but excluding unearned performance shares). The award agreements for the SAR award agreements provide for awards to be forfeited upon a termination of employment prior to vesting (except for termination of service related to Death, Disability, Termination Without Cause, or Resignation for Good Reason, which provides for awards to be 100% vested and non-forfeitable, but excluding unearned performance shares). As described above under, “Employment Agreements,” Messrs. Kosloske and Telkamp and Dr. Wang became entitled to severance and accelerated vesting of equity awards in connection with their separations from service in 2018. The estimated value of these benefits was as follows: For Mr. Kosloske, $2,650,000; for Mr. Telkamp, $350,000; and for Dr. Wang, $350,000.

The estimated value of the payments and other benefits that would be received by Messrs. Southwell and Hershberger upon certain hypothetical triggering events are shown in the following table, applying the assumptions that the triggering event(s) occurred on December 31, 2018. The value of equity-based awards was estimated using a per share price of $26.73, which was the closing price of the Company's Class A common stock as reported on the NASDAQ Global Market on December 31, 2018, the last trading day of the year.

Name	Termination Without Cause or Resignation for Good Reason ($)	Termination due to Death ($)	Termination due to Disability ($)	Termination Upon a Change in Control ($)	Change in Control ($)
Gavin D. Southwell
Severance	650,000	—	—	487,500	—
Annual Incentive	1,300,000	—	—	—	—
Restricted Stock	3,806,127	3,806,127	3,806,127	3,806,127	3,806,127
Performance Shares	1,275,625	1,275,625	1,275,625	1,275,625	1,275,625
Stock Appreciation Rights	1,360,673	1,360,673	1,360,673	1,360,673	1,360,673
Total	8,392,425	6,442,425	6,442,425	6,929,925	6,442,425
Michael D. Hershberger
Severance	350,000	—	—	—	—
Annual Incentive	420,000	—	—	—	—
Restricted Stock	130,980	130,980	130,980	566,085	566,085
Performance Shares	—	—	—	290,070	290,070
Stock Appreciation Rights	433,689	433,689	433,689	433,689	433,689
Total	1,334,669	564,669	564,669	1,289,844	1,289,844

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the CD&A and, based on that review and discussion, has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in the Health Insurance Innovations, Inc. 2018 Annual Report on Form 10-K.
THE COMPENSATION COMMITTEE
Anthony J. Barkett, Chair
Paul E. Avery
Paul G. Gabos

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and NEOs described under “Executive Compensation,” the following is a description of each transaction that occurred during the years ended December 31, 2018 and 2017 or currently proposed, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Amended and Restated Limited Liability Company Agreement of Health Plan Intermediaries Holdings, LLC
We operate our business through our subsidiary Health Plan Intermediaries Holdings, LLC (“HPIH”) and its consolidated subsidiaries. The operations of HPIH, and the rights and obligations of its members, are governed by the amended and restated limited liability company agreement of HPIH, to which the Company became a party February 13, 2013 in connection with our initial public offering ("IPO"). We serve as the sole managing member of HPIH. As such, we control its business and affairs and are responsible for the management of its business.
The amended and restated limited liability company agreement of HPIH establishes two classes of equity: Series A Membership Interests and Series B Membership Interests. Series A Membership Interests may be issued only to us as the sole managing member of HPIH. Series B Membership Interests may be issued only to persons or entities we permit, which are currently HPI and its subsidiary, HPIS, which are beneficially owned by Mr. Kosloske. During the year ended December 31, 2018, HPIH paid cash distributions of $2.9 million to HPI and HPIS related to estimated federal and state income taxes pursuant to the amended and restated limited liability company agreement of HPIH.
Exchange Agreement
On February 13, 2013 in connection with our IPO, we entered into an exchange agreement with the existing and certain future holders of Series B Membership Interests of HPIH, which are currently HPI and HPIS, which are entities beneficially owned by Mr. Kosloske. Pursuant to and subject to the terms of the exchange agreement and the amended and restated limited liability company agreement of HPIH, holders of Series B Membership Interests, at any time and from time to time, may exchange one or more Series B Membership Interests, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. In connection with each exchange, HPIH cancels the delivered Series B Membership Interests and issues to us Series A Membership Interests on a one-for-one basis. Thus, as holders exchange their Series B Membership Interests for Class A common stock, our interest in HPIH increases.
Tax Receivable Agreement
On February 13, 2013 in connection with our IPO, we entered into a tax receivable agreement (the "TRA") with the holders of the HPIH Series B Membership Interests, which holders are beneficially owned by Mr. Kosloske. The TRA requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local income tax we realize (or are deemed to realize in the case of an early termination payment, a change in control, or a material breach by us of our obligations under the TRA) as a result of any possible future increases in tax basis and of certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA itself. This is the Company's obligation and not an obligation of HPIH. The Company will benefit from the remaining 15% of any realized cash savings. For purposes of the TRA, cash savings in income tax is computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the TRA itself. The TRA became effective upon completion of the IPO and will remain in effect until all such tax benefits have been used or expired, unless the Company exercises its right to terminate the TRA for an amount based on the agreed payments remaining to be made under the agreement or the Company breaches any of its material obligations under the TRA in which case all obligations will generally be accelerated and due as if the Company had exercised its right to terminate the agreement. Any potential future payments will be calculated using the market value of our Class A common stock at the time of the relevant exchange and prevailing tax rates in future years and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments are generally due under TRA within a specified period of time following the filing of our tax return for the taxable year with respect to which payment of the obligation arises.
Exchanges of Series B Membership Interests, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, are expected to increase our tax basis in our share of HPIH’s tangible and intangible assets. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that we would otherwise be required to pay in the future. As of December 31, 2018, Series B Membership Interests,

together with an equal number of shares of Class B common stock have been exchanged for a total of 6,150,000 shares of Class A common stock subsequent to the IPO.
As a result of the exchanges noted above, we have recorded a liability of $27.0 million pursuant to the TRA as of December 31, 2018, of which, $1.3 million was included in due to member within current liabilities and $25.7 million was included in due to member within long-term liabilities on the accompanying consolidated balance sheet. As of December 31, 2017, there was $16.2 million payable pursuant to the TRA, of which $1.1 million was included in current liabilities and $15.1 million was included in long-term liabilities on the accompanying consolidated balance sheet.
As of December 31, 2018, we have made $2.4 million of cumulative payments under the TRA.
Registration Rights Agreement
On February 13, 2013 in connection with our IPO, we entered into a registration rights agreement with HPI and HPIS to register for sale under the Securities Act of 1933 shares of our Class A common stock to be delivered in exchange for Series B Membership Interests of HPIH in certain circumstances. This agreement provided these two entities (and their affiliates) with the right to require us to register shares of our Class A common stock held by such entities or their affiliates. On February 1, 2014, a registration statement on Form S-3 became effective under which we registered 8,566,667 shares of our Class A common stock for resale from time to time by the selling stockholders identified in the registration statement, of which all such shares are issuable upon the exchange of an equivalent number of Series B Membership Interests in HPIH (together with an equal number of shares of our Class B common stock). As of April 12, 2019, 4,725,000 shares of Class A common stock have been resold pursuant to this registration statement as mentioned above.
Other Relationships
Employment Arrangement
Lori Kosloske, the spouse of Mr. Kosloske, was employed by us pursuant to an employment agreement between Mrs. Kosloske and the Company dated February 13, 2013. On June 7, 2018, Mrs. Kosloske's employment with the Company was terminated. Mrs. Kosloske is entitled to severance equal to one year of her salary of $224,400, payable in equal bi-weekly installments.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2018, any of its directors, executive officers or 10% stockholders failed to timely file any reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for (i) an inadvertent late Form 4 filing on September 4, 2018 by Mr. Avery for shares that were unintentionally sold on August 1, 2018 pursuant to a year-old market order which Mr. Avery believed had expired, and (ii) an inadvertent late Form 4 filing by Mr. Barkett on April 24, 2018 for the purchase of 13,574 shares on September 15, 2017 (and for the prior purchase of 15,512 shares in December 2014). In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% stockholders.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains information about the Long Term Incentive Plan, as amended, which is our sole equity compensation plan, as of December 31, 2018.

	Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	439,166	$13.46	1,155,996
Equity compensation plans not approved by security holders	—	—	—
Total	439,166		1,155,996

PROPOSAL 2
APPROVAL OF, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION
Executive compensation is an important matter for our stockholders. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide you with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers ("NEOs"), as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC (sometimes referred to as “Say-on-Pay”).
The Compensation Committee has approved the compensation arrangements for our NEOs described in our Compensation Discussion and Analysis in this Proxy Statement. We urge you to read the Compensation Discussion and Analysis for a more complete understanding of our executive compensation plans, including our compensation philosophy and objectives and the 2018 compensation of NEOs.
Vote Required
The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. If you own shares through a broker, bank, or other nominee, you must instruct your broker, bank, or other nominee on how to vote your shares to ensure that your shares will be represented and voted on this proposal.

We are asking stockholders to vote in favor of the following resolution:

RESOLVED, that, on a nonbinding, advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for NEOs.

It is expected that the next Say-on-Pay vote will occur at our 2020 Annual Meeting.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY PROPOSAL TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3
NONBINDING ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended, requires that, every six years, we provide stockholders with a vote on how frequently we will submit the nonbinding, advisory vote on the compensation of the Named Executive Officers (the “say-on-pay” vote) to our stockholders in the future. Accordingly, we are asking our stockholders at the Annual Meeting whether future say on-pay votes should occur every one, two or three years.

The Board recommends that stockholders approve holding a say-on-pay vote every year (an annual vote) because it believes that an annual vote will promote the best corporate governance practices and assist our Compensation Committee and senior management in considering the views of our stockholders in structuring our compensation programs for the Named Executive Officers. We believe that holding an annual say-on-pay vote will provide our Compensation Committee and senior management direct input on, and reactions to, our current compensation practices and allow us to measure how we have responded to the prior year’s vote.

Although the results of this advisory vote on the frequency of future say-on-pay votes is nonbinding, the Board will review and consider the outcome of this vote when making determinations as to when the say-on-pay vote will be submitted to stockholders for approval at an annual meeting of stockholders.

The text of the resolution with respect to this Proposal 3 is as follows:

“RESOLVED, that, on a nonbinding, advisory basis, the stockholders approve that the Company conduct an advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, every one, two or three years as determined by the alternative that receives the highest number of votes cast for it.”

OUR BOARD RECOMMENDS A VOTE OF "ONE YEAR" ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

INFORMATION REGARDING INDEPENDENT REGISTERED ACCOUNTING FIRM
Grant Thornton LLP (“Grant Thornton") has served as the Company’s independent registered public accounting firm since 2014. With Grant Thornton having served as the Company’s independent auditor for five years, the Audit Committee determined that it was an appropriate time to initiate a request for proposal (“RFP") process for the selection of our independent registered public accounting firm for the year ending December 31, 2019. The Audit Committee has invited Grant Thornton and several other independent registered public accounting firms to participate in that RFP process. It is possible that, following this RFP process, which is expected to be completed during the second quarter of 2019, we will retain Grant Thornton as our independent registered public accounting firm, or we may retain a new independent registered public accounting firm for the year ending December 31, 2019. We expect to resume the practice of submitting the appointment of the Company’s independent registered public accounting firm to the shareholders for ratification at our 2020 Annual Meeting. The Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our shareholders.
Pre-Approval of Services
The Audit Committee pre-approves all audit, audit-related, tax, and other services proposed to be provided by the Company’s independent registered certified public accounting firm as the need arises and following consideration of the material facts and circumstances surrounding a proposed engagement. Consideration and approval of such services occurs at Audit Committee meetings. The Audit Committee has not delegated the authority to approve the audit, audit-related, tax and other services to its individual members. None of the non-audit services were reported to and approved by the Audit Committee after the provision of services.
Fees Paid to Independent Registered Certified Public Accounting Firm in 2018 and 2017
Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensation, evaluation, and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit, and pre-approving all audit and non-audit services. Aggregate fees for professional services rendered to us by Grant Thornton for work performed during the fiscal years ended December 31, 2018 and 2017, respectively, were as follows (in thousands):

Type of Fees	2018	2017
Audit Fees*	$1,340	$754
Audit-Related Fees**	—	—
Tax Fees***	386	440
All Other Fees	—	—
Total	$1,726	$1,194

*
The 2018 and 2017 audit fees are composed of fees for professional services related to the audit of our annual financial statements, review of interim financial statements, and other registration statements included in our SEC filings.

**	There were no other audit-related fees in 2018 or 2017.

***	The 2018 and 2017 Tax Fees are composed of fees for tax compliance and consultation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's financial statements, and the public reporting process. Management has delivered its opinion on the effectiveness of the Company's internal controls over financial reporting. Grant Thornton, our independent registered certified public accounting firm for 2018, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and opining on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and issuing its reports thereon.
In this context, the Audit Committee has reviewed and discussed with management and Grant Thornton, the audited financial statements for the year ended December 31, 2018. The Audit Committee has discussed with Grant Thornton the matters that are required to be discussed by PCAOB Auditing Standard No. 1301 and Rule 2-07 of SEC Regulation S-X. Grant Thornton has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Grant Thornton that firm’s independence. Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K for the year ended December 31, 2018.
THE AUDIT COMMITTEE
Paul G. Gabos, Chair
Robert S. Murley
Anthony J. Barkett

NOTICE OF STOCKHOLDER PROPOSALS AND OTHER MATTERS
Stockholders who wish to include a stockholder proposal in our proxy statement and proxy card relating to the 2020 Annual Meeting of Stockholders must deliver a written copy of their proposal to our principal executive offices no later than December 14, 2019. Proposals must comply with the Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8") relating to stockholder proposals in order to be included in our proxy materials. If the date of next year’s Annual Meeting is moved more than 30 days before or after May 14, 2020 (which is the anniversary of this year’s Annual Meeting), we must receive notice of the stockholder proposal within a reasonable time before we begin to print and mail our proxy materials. All stockholder proposals should be sent to our principal executive offices at 15438 North Florida Ave, Suite 201, Tampa, Florida, 33613, Attention: Michael D. Hershberger, Chief Financial Officer, Secretary and Treasurer.
In addition, stockholder proposals and director nominations intended to be presented at our 2020 Annual Meeting of Stockholders, other than proposals submitted in accordance with Rule 14a-8, must be received at our principal executive offices no earlier than November 16, 2019 or later than January 15, 2020, in order to be considered timely under our Amended and Restated Bylaws. Any proposal or nomination must comply with additional requirements contained in our Amended and Restated Bylaws in order to be proper. If the date of next year’s Annual Meeting is moved more than 30 days before or 60 days after May 14, 2020 (which is the anniversary of this year’s Annual Meeting), we must receive notice of the stockholder proposal or director nomination by the later of 120 days before the meeting date and 10 days after public announcement of the meeting date.

Proxies may be voted in our discretion at the Annual Meeting on any business properly brought before the meeting or at any adjournments or postponements thereof if we did not receive notice of any such business prior to mailing this proxy statement and proxy card. For the 2020 Annual Meeting of Stockholders, proxies we solicit may be voted in our discretion on any business properly brought before the meeting or at any adjournments or postponements thereof if we do not receive notice of such business in conformity with our Amended and Restated Bylaws.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 14, 2019
The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2018 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K, are available at the 2019 Annual Meeting tab in the Investor Relations section of our website at www.hiiq.com.
For directions to attend the Annual Meeting and vote in person, please contact Susan Cowan at (813) 397-1187.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you contact us at the following address: 15438 North Florida Ave, Suite 201, Tampa, FL 33613, or telephone number: (813) 397-1187. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.
Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our Alliance Advisors LLC, PO Box 2400, Pittsburgh, PA 15230-9762 in the enclosed addressed, postage-paid envelope.
By Order of the Board of Directors

Gavin D. Southwell
President and Chief Executive Officer
Dated: April 18, 2019

PROXY

HEALTH INSURANCE INNOVATIONS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael D. Hershberger and Gavin D. Southwell, and each of them, with full power of substitution and power to act alone, as proxies to represent and vote all the shares of common stock of Health Insurance Innovations, Inc. (the "Company") which the undersigned would be entitled to vote if personally present and acting at the annual meeting of stockholders of the Company, to be held on May 14, 2019 at the office of Foley & Lardner LLP, 100 North Tampa St., Suite 2700, Tampa, Fl 33602, Gasparilla/Ybor Room, beginning at 12:00 p.m., Eastern Time, and at any adjournments or postponements thereof, subject to any directions noted on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **If no direction is made, the proxy will be voted "FOR ALL" nominees in Proposal 1, "FOR" Proposal 2, and "ONE YEAR" for Proposal 3.** Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

This Notice of Annual Meeting, proxy statement, proxy card and 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/hiiquote/2019

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES, "FOR" PROPOSAL 2, AND "ONE YEAR" FOR PROPOSAL 3.

1. Election of Directors

Nominees:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)
01 Paul E. Avery	05 Paul G. Gabos	☐	☐	☐
02 Anthony J. Barkett	06 Robert S. Murley			
03 Ellen M. Duffield	07 Peggy B. Scott			
04 John A. Fichthorn	08 Gavin D. Southwell			

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) on the line below)

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change: (If you noted any Address Changes above, please mark box.) ☐

CONTROL NUMBER

	FOR	AGAINST	ABSTAIN
2. Approval of, on an advisory basis, named executive officer compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. Recommend, on an advisory basis, the frequency of future advisory votes on the compensation of the named executive officers.	☐	☐	☐	☐

4. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the 2019 Annual Meeting of Stockholders or at any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

I plan to attend the meeting ☐

Date:______________________________

____
Signature

____
Signature (if held jointly)

NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Shares on the Internet:

Go to www.aalvote.com/HIIQ

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Shares by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your Shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Shares by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.